EXHIBIT 99.1

The CATO Corporation

                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

                          CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 4Q AND FULL YEAR EARNINGS IN LINE WITH GUIDANCE

Provides 2014 Outlook

Charlotte, NC (March 20, 2014) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended February 1, 2014.  For the fourth quarter, the Company reported net income of $3.8 million or $0.13 per diluted share, compared to net income of $7.9 million or $0.27 per diluted share for the fourth quarter ended February 2, 2013.  For the quarter, net income and earnings per diluted share both decreased 52% from the prior year.  Full year fiscal 2013 net income was $54.3 million or $1.86 per diluted share compared to $61.7 million or $2.11 per diluted share for 2012.  For the year, both net income and earnings per diluted share decreased 12% from the prior year.  Fiscal 2013 includes 52 weeks versus 53 weeks in 2012.

Sales for fiscal fourth quarter ended February 1, 2014 were $215.2 million, a decrease of 7% from sales of $232.0 million for the fourth quarter ended February 2, 2013.  On a comparable 13-week basis, total sales for the quarter decreased 1% and same-store sales decreased 3% from last year.  For the year, the Company's sales decreased 2% to $910.5 million from 2012 sales of $933.8 million.  On a comparable 52-week basis, total sales for the fiscal year ended February 1, 2014 decreased 1% and same-store sales decreased 3% from 2012.

“Results for 2013 were negatively impacted by the continuing difficult economic situation our customers have faced for some time now,” commented John Cato, Chairman, President and Chief Executive Officer.  “Even with the very challenging environment, we have continued to grow our store base, manage our inventory, control costs and, most importantly, remain profitable.  We have also continued to invest in our business by renovating and expanding facilities, upgrading systems and launching an e-commerce website in November.  The e-commerce website launch went very smoothly and has been well received by customers.  However, we do not expect e-commerce to have significant impact on 2014 results.  In regard to the fourth quarter, earnings were impacted by a very promotional holiday sales season as well as a number of winter storms in December and January.  Also, the comparison of fourth quarter results to the prior year is negatively impacted by the fact this year had one less week than the prior year period.”

4Q AND 2013 REVIEW

As noted above, net income for the year was $54.3 million, compared to the Company’s original guidance of $48.1 million to $56.8 million.  Earnings per diluted share were $1.86 compared to original guidance of $1.64 to $1.93.  The Company’s same-store sales for the year were down 3% compared to original 2013 guidance of down 3% to down 1%.

In the fourth quarter, gross margin was relatively flat at 34.7% of sales as merchandise margins held in the very promotional environment.  Selling, general and administrative expenses were 30.9% of sales, compared to 28.3% in the prior year.  SG&A costs as a percent of sales were higher primarily due to the deleveraging of store payroll costs and higher accrued incentive compensation. The Company’s effective income tax rate decreased to 34.8% from 40.0% last year due to an out of period adjustment made in 2012.

For 2013, gross margin decreased 40 basis points to 37.3% of sales primarily due to higher store occupancy costs.  Selling, general and administrative expenses increased to 27.0% of sales primarily due to the deleveraging of store payroll costs and higher accrued incentive compensation, similar to the fourth quarter.  The Company’s effective income tax rate decreased to 35.6% from 37.7% last year primarily due to an out of period adjustment made in the fourth quarter of 2012.

“Cato continues to maintain a strong balance sheet, with approximately $240 million in cash and short-term investments and no debt,” commented Mr. Cato.  During 2013, the Company increased its quarterly dividend by $.05, a 20% increase over the regular quarterly dividend of $.25, and returned a total of $5.9 million to shareholders through dividends during the year.  As a reminder, the Company accelerated the payment of its 2013 full year dividend of $1.00 per share to December 2012 in addition to paying a special dividend of $1.00 per share, which totaled approximately $59 million.

For the fiscal year ended February 1, 2014, the Company opened 32 stores, relocated five stores and closed 22 stores.  As of February 1, 2014, the Company operated 1,320 stores in 32 states.

2014 OUTLOOK

The Company believes that 2014 could be another tough year.  The sales environment may be difficult due to continuing slow job growth and higher costs which reduce our customers’ discretionary income.

Earnings Estimates

For 2014, the Company estimates same-store sales will be in a range of down 2% to flat and its gross margin rate will decrease to 36.8% from 37.3% in 2013, resulting in net income in a range of $43.1 million to $48.5 million, a decrease of 21% to 11% compared to $54.3 million in 2013.  The Company estimates earnings per diluted share will be in a range of $1.47 to $1.66, a decrease of 21% to 11% compared to $1.86 in 2013.

The Company estimates first quarter 2014 net income to be in a range of $26.0 million to $27.7 million, or $0.89 to $0.95 per diluted share, a decrease of 15% to 10% compared to $1.05 in first quarter 2013.  This estimate is based on same-store sales of down 2% to flat.

The Company’s net income estimates for 2014 also reflect the following assumptions:

•        The Company expects to open 64 new stores during the year.  The expected new store openings include 30 Cato stores, 24 Versona Accessories stores and 10 It’s Fashion stores.

•        The Company anticipates closing up to 17 stores by year-end.  At this time, only four specific stores have been identified for closure.

•        Capital expenditures are projected to be approximately $45 million, including $30 million for store development, $8 million for home office renovation and additional investment in the Company’s e-commerce platform as well as continued investment to enhance and upgrade existing systems.  The store development expenditures are expected to be offset by approximately $10 million in landlord construction allowances.

•        Depreciation is expected to be approximately $23 million for the year.

•        The effective tax rate is expected to be approximately 36.9% and does not include any benefit from the Work Opportunity Tax Credit.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results and operational activities for fiscal 2014 and the first quarter of 2014, including statements under the headings “2014 Outlook” and “Earnings Estimates,” are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, stated expectations, results and underlying assumptions regarding future events, conditions and results, including consumer spending and its underlying drivers, same-store sales, gross margin rates, net income, earnings per diluted share, store openings and closings, capital expenditures, depreciation and effective tax rates. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in, or uncertainties regarding,  prevailing U.S. and global economic, political or financial market conditions or changes in other factors that drive consumer or corporate confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit;  uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict fashion trends; consumer apparel and accessory buying patterns; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand; and other factors discussed under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended February 2, 2013, as amended or supplemented, and in other reports we file with or furnish to the SEC from time to time. We do not undertake, and expressly decline, any obligation to update any such forward-looking information contained in this report, whether as a result of new information, future events, or otherwise, even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED FEBRUARY 1, 2014 AND FEBRUARY 1, 2013

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	February 1,	%	February 2,	%	February 1,	%	February 2,	%
	2014	Sales	2013	Sales	2014	Sales	2013	Sales

REVENUES
Retail sales	$215,155	100.0%	$231,967	100.0%	$910,500	100.0%	$933,782	100.0%
Other income (principally finance,
late fees and layaway charges)	2,419	1.1%	2,669	1.1%	9,533	1.1%	10,266	1.1%

Total revenues	217,574	101.1%	234,636	101.1%	920,033	101.1%	944,048	101.1%

GROSS MARGIN (Memo)	74,547	34.7%	80,696	34.8%	339,254	37.3%	351,821	37.7%

COSTS AND EXPENSES, NET
Cost of goods sold	140,608	65.3%	151,271	65.2%	571,246	62.7%	581,961	62.3%
Selling, general and administrative	66,557	30.9%	65,616	28.3%	245,943	27.0%	244,443	26.2%
Depreciation	5,481	2.5%	5,595	2.4%	21,825	2.4%	22,455	2.4%
Interest and other income	(939)	-0.4%	(1,077)	-0.5%	(3,267)	-0.4%	(3,782)	-0.4%

Cost and expenses, net	211,707	98.3%	221,405	95.4%	835,747	91.7%	845,077	90.5%

Income Before Income Taxes	5,867	2.7%	13,231	5.7%	84,286	9.3%	98,971	10.6%

Income Tax Expense	2,044	1.0%	5,287	2.3%	29,964	3.3%	37,303	4.0%

Net Income	$3,823	1.8%	$7,944	3.4%	$54,322	6.0%	$61,668	6.6%

Basic Earnings Per Share	$0.13		$0.27		$1.86		$2.11

Diluted Earnings Per Share	$0.13		$0.27		$1.86		$2.11

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 1,	February 2,
	2014	2013
	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$79,427	$31,069
Short-term investments	161,128	157,578
Restricted Cash	4,701	5,999
Accounts receivable - net	39,224	40,016
Merchandise inventories	150,861	140,738
Other current assets	11,407	14,814

Total Current Assets	446,748	390,214

Property and Equipment - net	141,129	134,227

Noncurrent Deferred Income Taxes	1,373	-

Other Assets	7,668	8,205

TOTAL	$596,918	$532,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$177,131	$159,602

Noncurrent Liabilities	28,678	27,810

Stockholders' Equity	391,109	345,234

TOTAL	$596,918	$532,646